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Pricing Supplement dated June 16, 2004 			     Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION
		   Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $100,000,000		     Trade Date: June 16, 2004
Issue Price: See "Plan of Distribution"	     Original Issue Date: June 21, 2004
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $99,990,000
    Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Quarterly	       or Commission: 0.01%
Stated Maturity Date: June 22, 2005
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	   [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		  (Fixed Rate Commencement
           (Fixed Interest Rate): 		   Date):
   [ ]  Other Floating Rate Note		  (Fixed Interest Rate):
           (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
              [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR     [ ]  Treasury Rate	      [ ]  Other (see attached)
                            If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: September 22, 2004 Spread (+/-): -0.07%
      Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: the 22nd of each March,   Maximum Interest Rate: N/A
 	  June, September and December
   Interest Payment Dates: the 22nd of each March, Minimum Interest Rate:  N/A
 	  June, September and December commencing  Index Maturity: 3 month
	  September 22, 2004			   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from June 21, 2004 to June 22, 2005
   [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________
				BNP PARIBAS


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			ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on June 17, 2004 minus 0.07%.


Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated June 16, 2004 and an Appointment Agreement Confirmation dated June 16, 2004 (collectively, the "Agreement") between TMCC and BNP Paribas Securities Corp. ("BNP Paribas"), BNP Paribas, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BNP Paribas may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

	Under the terms and conditions of the Agreement, BNP Paribas is committed to take and pay for all of the Notes offered hereby if any are taken.

Additional Information

	On April 1, 2004, TMCC and its consolidated subsidiaries (collectively, the ("Company") completed the sale of substantially all of the Company's interests in Toyota Services de Mexico, S.A., de C.V. and Toyota Services de Venezuela, C.A., and its minority interest in Banco do Toyota Do Brazil, to Toyota Financial Services Americas Corporation, the Company's immediate parent corporation. A portion of the consideration for the sale in the amount of $15,000,000 was accounted for as a non-cash dividend from TMCC to TFSA. Due to the immaterial size of the Mexican and Venezuelan operations and the Brazilian holdings relative to the Company's consolidated financial condition and results of operations, this transaction will not have a material impact on the Company. However, this information is being provided because the Agreement requires disclosure of any dividend paid by TMCC.